Exhibit 99.2

DARA BioSciences Announces Receipt of NASDAQ Letter Citing Non-Compliance With Minimum Bid Price Rules

RALEIGH, N.C., Sept. 17, 2009 (GLOBE NEWSWIRE) — On September 15, 2009, DARA BioSciences, Inc. (Nasdaq:DARA) received a notice from The NASDAQ Stock Market stating that the minimum bid price of the Company’s common stock was below $1.00 per share for 30 consecutive business days and that the Company was therefore not in compliance with Marketplace Rule 5550(a)(2). The notification letter has no effect at this time on the listing of the Company’s common stock on The NASDAQ Capital Market. DARA’s common stock will continue to trade on The NASDAQ Capital Market under the symbol DARA.

The notification letter states that DARA will be afforded 180 calendar days, or until March 15, 2010, to regain compliance with the minimum closing bid requirement. In accordance with Marketplace Rule 5810(c)(3)(a), the Company can regain compliance if the closing bid price of the Company’s common stock meets or exceeds $1.00 per share for at least 10 consecutive business days.

If the Company does not regain compliance by March 15, 2010, NASDAQ will provide written notification to the Company that the Company’s securities are subject to delisting. In the event the Company does not regain compliance by March 15, 2010, the Company may be eligible for an additional 180 calendar day grace period if it meets the initial listing standards, with the exception of bid price, for The NASDAQ Capital Market.

About DARA BioSciences, Inc.

DARA BioSciences, Inc. (“DARA”) is a Raleigh, North Carolina based development-stage pharmaceutical company that acquires promising therapeutic small molecules and develops them through proof of concept in humans for subsequent sale or out-licensing to larger pharmaceutical companies. Presently, DARA has two drug candidates with cleared IND’s (Investigational New Drug) Applications from the US FDA. One of these drug candidates, KRN5500, has successfully completed a Phase 2a clinical trial treating cancer patients for neuropathic pain. It has a portfolio of drug candidates for neuropathic pain, type 2 diabetes, and psoriasis. For more information please contact the Company at 919-872-5578 or visit our web site at http://www.darabio.com.

All statements in this news release that are not historical are forward-looking statements within the meaning of the Securities Exchange Act of 1934 as amended. Such forward-looking statements are subject to factors that could cause actual results to differ materially for DARA from those projected. Those factors include risks and uncertainties relating to DARA’s current cash position and its need to raise additional capital in the near term in order to be able to continue to fund its operations, risks and uncertainties relating to DARA’s ability to develop and bring new products to market as anticipated, the current regulatory environment in which the company develops and sells its products, the market acceptance of those products, dependence on partners, successful performance under collaborative and other commercial agreements, competition, the strength of DARA’s intellectual property, the intellectual property of others, and other risk factors identified in the documents DARA has filed, or will file, with the Securities and Exchange Commission. Copies of DARA’s filings with the SEC may be obtained from the SEC Internet site at http://www.sec.gov. DARA expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in DARA’s expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based. DARA BioSciences and the DARA logo are trademarks of DARA BioSciences, Inc.

CONTACT:	Cameron Associates, Inc. Kevin McGrath 212.245.4577 Kevin@cameronassoc.com